Exhibit 99.1

Corsair Beats Q3 Guidance as Revenue Grows 6% Year-over-Year

Diversified Portfolio Drives Growth; Full-Year Outlook Raised

MILPITAS, CA, November 5, 2026 – Corsair Gaming, Inc. (Nasdaq: CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance products for gamers, streamers, content-creators, performance PC builders, and SIM Racing enthusiasts, today announced financial results for the third quarter 2026, guidance for the fourth quarter 2026, and updated guidance for full year 2026.

Third Quarter and First Nine Months of 2026 Select Financial Highlights (compared to third quarter 2025 and first nine months of 2025 unless otherwise stated)

•
Net revenue was $367.0 million for the third quarter, up 6% year-over-year, $17.0 million above the high end of the Company’s guided range of $320 million to $350 million.
•
Gross profit increased 5% year-over-year to $97.8 million for the third quarter and increased 13% year-over-year to $318.1 million for the first nine months of 2026.
•
Gross margin was 26.7% and 30.7% for the third quarter and first nine months of 2026 respectively, compared to 26.9% and 27.2%, for the third quarter and first nine months of 2025 respectively.
•
GAAP operating loss narrowed in the third quarter by $4.0 million to $1.6 million from $5.6 million, while consolidated GAAP net loss narrowed by $8.0 million to $2.4 million from $10.4 million.
•
Adjusted EBITDA in the third quarter increased 38% year-over-year to $22.4 million, above the high end of the Company’s guided range of $18.0 million to $21.0 million. Adjusted EBITDA margin expanded by 140 basis points to 6.1%.
•
GAAP diluted loss per share was $0.02, compared with a loss of $0.09 a year ago; non-GAAP diluted earnings per share was $0.13, compared with $0.06 a year ago, above the high end of the Company’s guided range of $0.09 to $0.12.
•
Cash and restricted cash were $136.2 million at quarter-end, up $70.2 million year-over-year and down $57.6 million quarter-on-quarter, reflecting approximately $37 million used for M&A transactions and the Company’s inventory build ahead of the expected seasonally strongest fourth quarter.

Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents are included below under the heading “Use and Reconciliation of Non-GAAP Financial Measures.”

Business Segment Highlights:

Gaming Components and Systems Segment

Third quarter 2026 revenue grew 7% year-over-year to $250.5 million, led by memory, which grew 43% year-over-year to $167.3 million. This strong performance was driven by excellent supply chain execution, robust demand, market-wide ASP expansion, and sequential market share gains. While the Company delivered record third quarter revenue for its memory products, it simultaneously grew its memory inventory, which increased sequentially by $37 million, positioning Corsair to capitalize on expected strong fourth quarter seasonal demand.

Within Systems, demand was also strong, with momentum across all categories driving meaningful year-over-year revenue growth. Corsair is continuing to grow its AI workstation offering under the Corsair Pro product family as a natural extension of its existing capabilities in high-performance PC components and systems. The AI workstation initiative remains at an early stage, with a more meaningful revenue contribution expected in the latter part of 2027 and beyond when semiconductor availability normalizes.

Higher memory pricing continued to weigh on the market for DIY PC builds and standalone components, which shrank year-over-year during the quarter.

Segment gross profit increased 8% year-over-year to $52.8 million and gross margin expanded by 20 basis points year-over-year to 21.1%.

Gamer and Creator Peripherals Segment

Third quarter 2026 revenue grew 3% year-over-year to $116.5 million, reflecting a shift in timing of certain new product introductions from the third to fourth quarter, combined with logistics delays and a hub transition, which led to higher-than-planned backlog at quarter end. The hub transition has since been completed. Gamer and Creator Peripherals segment revenue is expected to deliver double-digit year-over-year growth in the fourth quarter.

Corsair continued to broaden its Gamer and Creator Peripherals segment portfolio, with the SCUF Omega licensed controller adding to its premium offering for PlayStation 5 and PlayStation 5 Pro, and the acquisition of Trak Racer complementing Fanatec’s electronics with a broader range of simulation cockpits and accessories.

Following quarter-end, Elgato entered mobile streaming and recording with Wave Go, its first noise-cancelling wireless microphone. It converts between clip-on and handheld use, so creators get Elgato audio quality away from their desks. Elgato Marketplace also continued to grow, adding more than 1 million new accounts year-over-year. New hardware launches brought many of those users in, and the wider Corsair ecosystem is bringing more of them onto the platform. Makers in the community are also using AI tools to release digital products at an accelerating pace.

In October, Corsair launched PureVector in its SABRE v3 PRO mouse series. Developed with its partner Aimlabs on a patented algorithm and billions of proprietary data points, PureVector personalizes mouse sensitivity to each player’s own biomechanics. In testing, it improved accuracy and aim speed by up to 33 percent. Pro players are already putting it to the test. Raptor of BNK FEARX recently played on PureVector at the Demacia Cup Global Invitational. His team went on to win the event, and Raptor was also named Finals MVP.

In SIM Racing, Fanatec and Trak Racer jointly showcased their complementary portfolios at October’s SimRacing Expo, where customers responded well and Fanatec launched Podium Pedals Sport, bringing its premium pedal technology to a wider group of racers. Trak Racer also showed its SIM motorbike, which the Company expects to ship in the first quarter of 2027. It is a new category for Corsair and opens another popular SIM sport to esports enthusiasts. Corsair also launched VOXARA, which pairs a premium CORSAIR USB RGB gaming microphone with Elgato’s Wave Link software to give gamers more control over their audio. Together, these developments expand the Company’s product offering and customer reach ahead of the important holiday buying season.

Gamer and Creator Peripherals segment gross profit increased 2% year-over-year to $45.0 million in the third quarter, with gross margin at 38.7%.

Management Commentary:

Thi La, Chief Executive Officer of Corsair, stated, “We delivered revenue of $367.0 million, up 6% year-over-year and $17.0 million above the high end of our guidance.”

“Memory led the quarter. Revenue grew 43% to $167.3 million on strong demand and sequential market share gains. Systems also grew, and together they more than offset continued softness in DIY components. This reflects our operational know-how and the strength of our product portfolio. Strong supply chain execution supported our memory growth and let us build memory inventory ahead of the seasonally strong fourth quarter.”

“Gamer and Creator Peripherals grew 3% as some new product launches moved from the third quarter into the fourth. Those products are now arriving, including PureVector. Our hub transition is complete, and we enter the fourth quarter with a healthy backlog. Momentum has also built ahead of the GTA 6 launch on November 19. We are seeing console gaming hardware demand reflected in sales of both SCUF controllers and Elgato products, and we expect more of that through the holiday season.”

“Trak Racer integration is well underway, and we expect it to begin contributing in the fourth quarter.”

“We are raising our full-year outlook. We expect Peripherals to deliver double-digit growth in the fourth quarter, led by Sim Racing and new product introductions. Fourth quarter adjusted EBITDA will be below last year, mainly because memory gross margin is returning to a more normal level, which is still above our historical average. Last year’s fourth quarter was unusually high because memory prices rose very quickly ahead of inventory cost. Our priorities remain accelerating our Sim Racing roadmap, extending the Elgato and Stream Deck ecosystem, expanding Corsair Pro product lines, and deepening our direct-to-consumer relationships. Our diversified portfolio gives us multiple paths to growth, and we continue to invest selectively in longer-term areas such as AI workstations.”

Gordon Mattingly, Chief Financial Officer of Corsair, stated, “The quarter again demonstrated our operating leverage, as higher revenue and gross profit flowed through to earnings. Gross profit grew 5% year-over-year, and disciplined expense control turned that into a 38% increase in adjusted EBITDA to $22.4 million, above the $21.0 million high end of our guidance. We used our strong cash position to build inventory strategically, most notably in memory, while also executing on previously announced M&A deals, which positions us well for our seasonally strongest fourth quarter. We remain focused on driving revenue growth, managing working capital and converting earnings into cash as we invest in both organic and inorganic opportunities.”

Fourth Quarter and Updated Full Year 2026 Financial Outlook:

For the fourth quarter of 2026, we expect:

•
Net revenue to be in the range of $420 million to $450 million.
•
Adjusted EBITDA to be in the range of $38 million to $42 million.
•
Non-GAAP EPS to be in the range of $0.26 to $0.31.

For the full year 2026, we expect:

•
Net revenue to be in the range of $1.456 billion to $1.486 billion, compared to $1.40 billion to $1.47 billion previously.
•
Adjusted EBITDA to be in the range of $127 million to $131 million, compared to $121 to $131 million previously.
•
Non-GAAP EPS to be in the range of $0.89 to $0.94, compared to $0.85 to $0.94 previously.

The fourth quarter 2026 outlook assumes double-digit year-over-year growth in Gamer and Creator Peripherals, led by Sim Racing, Elgato and SCUF, with the higher-margin mix and continued direct-to-consumer progress supporting consolidated gross margin. Gaming Components and Systems is expected to remain pressured by market-wide softness in DIY PC demand, as elevated memory pricing continues to delay system builds across the industry, although memory supply is expected to remain adequate. Last year’s fourth quarter reflected an unusually high memory gross margin of 35% as average selling prices rose rapidly. We expect memory gross margin of approximately 18% to 20% this year, which is still above our historical average. That decline is the primary factor in the year-over-year change in fourth quarter adjusted EBITDA. The fourth quarter outlook for non-GAAP EPS assumes approximately 112 million fully diluted shares outstanding.

Our full year 2026 outlook for net revenue represents an increase of approximately $36 million at the assumed midpoint of our updated guidance range. The assumed midpoint of our adjusted EBITDA range is also up approximately $3 million compared to the assumed midpoint of our prior guidance range.

Conference Call and Webcast Information

Corsair will host a conference call to discuss the third quarter of 2026 financial results today at 2:00 p.m. Pacific Time. The conference call will be accessible on Corsair’s Investor Relations website at https://ir.corsair.com, or by dialing 1-877-407-0784 (USA) or 1-201-689-8560 (International) with conference ID 13762265. A replay will be available approximately 3 hours after the live call ends on Corsair’s Investor Relations website, or through November 12, 2026 by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International), with passcode 13762265.

About Corsair Gaming

Corsair (Nasdaq: CRSR) is a leading global developer and manufacturer of high-performance products and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best. Corsair also sells products under its Fanatec brand, the leading end-to-end premium Sim Racing product line; Trak Racer brand, which provides premium racing and flight-simulation cockpits, frames, seats, monitor stands, motion systems and accessories; Elgato brand, which provides premium studio equipment and accessories for content creators; SCUF Gaming brand, which builds custom-designed controllers for competitive gamers; and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs.

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s financial outlook for the fourth quarter 2026 and the full year 2026; projected revenue growth in the Company’s segments; potential future growth in certain product categories; the expected timing of new product launches and shipments; future headwinds and tailwinds that may impact the Company’s sales and results of operations including semiconductor supply constraints, demand for AI-focused workstations and the impact from video game releases; the potential growth and the long-term trajectory of our segments; the expected timing and contribution of the Trak Racer acquisition; the potential market opportunity for desktop AI PCs; the anticipated timeline for a more meaningful contribution from the Company's AI workstation initiative; the expected level of memory gross margin and its impact on fourth quarter adjusted EBITDA; and the anticipated impact of console gaming demand on the Company’s controller and streaming products. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history, which makes it difficult to forecast the Company’s future results of operations; current macroeconomic conditions, including the impacts of high inflation and risk of recession, demand for our products, consumer confidence and financial markets generally; changes in trade regulations, policies, and agreements and the imposition of tariffs that affect our products or operations, including potential new tariffs that may be imposed on U.S. imports and our ability to mitigate; the Company’s ability to build and maintain the strength of the Company’s brand among gaming, streaming and content creator enthusiasts and ability to continuously develop and successfully market new products and improvements to existing products; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the loss or inability to attract and retain key management; the impacts from geopolitical events and unrest; delays or disruptions at the Company or third-parties’ manufacturing and distribution facilities; and the other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) and our subsequent filings with the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our results for the quarter ended September 30, 2026 are also not necessarily indicative of our operating results for any future periods.

Use and Reconciliation of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents certain non-GAAP financial information, including adjusted operating income (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBITDA. These are important financial performance measures for us but are not financial measures as defined by GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share and adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in such non-GAAP measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations.

Our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to net revenue, operating income (loss), net income (loss), cash provided by operating activities, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

We calculate these non-GAAP financial measures as follows:

•
Adjusted operating income (loss), non-GAAP, is determined by adding back to GAAP operating income (loss), the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, legal and due diligence costs related to strategic investments, and acquisition accounting impact related to recognizing acquired inventory at fair value.
•
Adjusted net income (loss), non-GAAP, excludes the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, acquisition accounting impact related to recognizing acquired inventory at fair value, legal and due diligence costs related to strategic investments, and the bargain purchase gain on business acquisition, as well as the related tax effects of each of these adjustments.
•
Adjusted diluted net income (loss) per share, non-GAAP, is determined by dividing adjusted net income (loss), non-GAAP by the respective weighted average shares outstanding, inclusive of the impact of other dilutive securities.
•
Adjusted EBITDA excludes the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, acquisition accounting impact related to recognizing acquired inventory at fair value, legal and due diligence costs related to strategic investments, and the bargain purchase gain on business acquisition, depreciation, interest expense, net, and tax expense (benefit).

We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

Investor Relations Contact: David Pasquale ir@corsair.com 914-337-8801	Media Contact: media@corsair.com 510-657-8747

Corsair Gaming, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net revenue	$367,025	$345,763	$1,035,872	$1,035,625
Cost of revenue	269,199	252,667	717,729	754,296
Gross profit	97,826	93,096	318,143	281,329
Operating expenses:
Sales, general and administrative	84,367	82,032	250,588	254,304
Product development	15,100	16,691	47,792	51,838
Total operating expenses	99,467	98,723	298,380	306,142
Operating income (loss)	(1,641)	(5,627)	19,763	(24,813)
Other (expense) income:
Interest expense	(1,691)	(2,053)	(5,056)	(7,205)
Interest income	887	197	2,712	1,407
Other (expense) income, net	1,048	(829)	3,203	(6,632)
Total other (expense) income, net	244	(2,685)	859	(12,430)
Income (loss) before income taxes	(1,397)	(8,312)	20,622	(37,243)
Income tax expense	(990)	(2,080)	(803)	(3,772)
Net income (loss)	(2,387)	(10,392)	19,819	(41,015)
Less: Net income attributable to noncontrolling interest	170	237	749	935
Net income (loss) attributable to Corsair Gaming, Inc.	$(2,557)	$(10,629)	$19,070	$(41,950)

Calculation of net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Net income (loss) attributable to Corsair Gaming, Inc.	$(2,557)	$(10,629)	$19,070	$(41,950)
Change in redemption value of redeemable noncontrolling interest	96	1,095	(2,839)	5,348
Net income (loss) attributable to common stockholders of Corsair Gaming, Inc.	$(2,461)	$(9,534)	$16,231	$(36,602)

Net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Basic	$(0.02)	$(0.09)	$0.15	$(0.35)
Diluted	$(0.02)	$(0.09)	$0.15	$(0.35)
Weighted-average common shares outstanding:
Basic	108,706	106,289	107,648	105,802
Diluted	108,706	106,289	109,620	105,802

Corsair Gaming, Inc.

Segment Information

(Unaudited, in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net revenue:
Gamer and Creator Peripherals	$116,481	$112,660	$355,675	$327,275
Gaming Components and Systems	250,544	233,103	680,197	708,350
Total Net revenue	$367,025	$345,763	$1,035,872	$1,035,625

Gross Profit:
Gamer and Creator Peripherals	$45,039	$44,292	$147,373	$131,795
Gaming Components and Systems	52,787	48,804	170,770	149,534
Total Gross Profit	$97,826	$93,096	$318,143	$281,329

Gross Margin:
Gamer and Creator Peripherals	38.7%	39.3%	41.4%	40.3%
Gaming Components and Systems	21.1%	20.9%	25.1%	21.1%
Total Gross Margin	26.7%	26.9%	30.7%	27.2%

Corsair Gaming, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and restricted cash	$135,955	$98,583
Accounts receivable, net	189,258	233,900
Inventories	344,638	303,336
Prepaid expenses and other current assets	67,639	29,639
Total current assets	737,490	665,458
Restricted cash, noncurrent	252	250
Property and equipment, net	28,905	31,514
Goodwill	379,326	357,765
Intangible assets, net	105,627	125,210
Other assets	86,518	73,587
Total assets	$1,338,118	$1,253,784
Liabilities
Current liabilities:
Debt maturing within one year, net	$6,125	$6,120
Accounts payable	243,104	212,547
Other liabilities and accrued expenses	227,754	212,275
Total current liabilities	476,983	430,942
Long-term debt, net	110,628	115,222
Deferred tax liabilities	3,773	6,071
Other liabilities, noncurrent	57,515	55,795
Total liabilities	648,899	608,030
Temporary equity
Redeemable noncontrolling interest	15,572	12,197
Stockholders' equity
Common stock and additional paid-in capital	730,019	705,372
Accumulated deficit	(54,999)	(71,230)
Accumulated other comprehensive loss	(1,373)	(585)
Total stockholders' equity	673,647	633,557
Nonredeemable noncontrolling interest	—	—
Total permanent equity	673,647	633,557
Total liabilities, temporary equity and stockholders' equity	$1,338,118	$1,253,784

Corsair Gaming, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Cash flows from operating activities:
Net income (loss)	$(2,387)	$(10,392)	$19,819	$(41,015)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	6,502	5,187	19,131	23,844
Depreciation	3,781	3,479	10,981	10,203
Amortization	8,917	10,109	27,538	29,744
Provision for doubtful accounts	—	—	—	2,828
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Deferred income taxes, net of valuation allowance	1,262	96	(5,132)	(3,207)
Other	107	(7)	1,647	2,279
Changes in operating assets and liabilities:
Accounts receivable	(29,547)	(14,020)	43,584	24,003
Inventories	(104,601)	(19,542)	(65,696)	(63,280)
Prepaid expenses and other assets	1,196	726	1,085	4,744
Accounts payable	61,681	(11,260)	27,983	38,299
Other liabilities and accrued expenses	39,034	(1,367)	9,571	(19,071)
Net cash provided by operating activities	(14,055)	(36,991)	90,511	11,952
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(37,002)	—	(37,002)	—
Purchase of property and equipment	(2,642)	(4,339)	(9,082)	(10,124)
Other investing activities	(7,560)	—	(7,560)	—
Net cash used in investing activities	(47,204)	(4,339)	(53,644)	(10,124)
Cash flows from financing activities:
Repayment of debt	(1,563)	(2,253)	(4,688)	(51,253)
Borrowings from line of credit	—	11,500	—	11,500
Repayment of line of credit	—	(11,500)	—	(11,500)
Repurchases of common stock	—	—	(5,011)	—
Proceeds from issuance of shares through employee equity incentive plans	4,956	2,052	11,467	5,493
Payment of taxes related to net share settlement of equity awards	(267)	(164)	(1,059)	(1,144)
Dividend paid to noncontrolling interest	—	—	(175)	(494)
Net cash used in financing activities	3,126	(365)	534	(47,398)
Effect of exchange rate changes on cash	484	299	(27)	1,992
Net increase (decrease) in cash and restricted cash	(57,649)	(41,396)	37,374	(43,578)
Cash and restricted cash at the beginning of the period	193,856	107,449	98,833	109,631
Cash and restricted cash at the end of the period	$136,207	$66,053	$136,207	$66,053

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Operating Income (Loss) Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating income (loss) - GAAP	$(1,641)	$(5,627)	19,763	$(24,813)
Amortization	8,917	10,110	27,538	29,745
Stock-based compensation	6,502	5,187	19,131	23,844
One-time costs related to legal and other matters	1,281	2,490	3,356	4,483
Acquisition and related integration costs	844	528	1,444	4,228
Restructuring and other charges	—	849	1,799	2,716
Legal and due diligence costs related to strategic investments	114	—	264	—
Acquisition accounting impact related to recognizing acquired inventory at fair value	1,527	—	1,527	613
Adjusted Operating Income - Non-GAAP	$17,544	$13,537	$74,822	$40,816

As a % of net revenue - GAAP	-0.4%	-1.6%	1.9%	-2.4%
As a % of net revenue - Non-GAAP	4.8%	3.9%	7.2%	3.9%

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share Reconciliations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) attributable to common stockholders of Corsair Gaming, Inc. (1)	$(2,461)	$(9,534)	$16,231	$(36,602)
Less: Change in redemption value of redeemable noncontrolling interest	96	1,095	(2,839)	5,348
Net income (loss) attributable to Corsair Gaming, Inc.	(2,557)	(10,629)	19,070	(41,950)
Add: Net income attributable to noncontrolling interest	170	237	749	935
Net income (loss) - GAAP	(2,387)	(10,392)	19,819	(41,015)
Adjustments:
Amortization	8,917	10,110	27,538	29,745
Stock-based compensation	6,502	5,187	19,131	23,844
Restructuring and other charges	—	849	1,799	2,716
One-time costs related to legal and other matters	1,281	2,490	3,356	4,483
Acquisition and related integration costs	844	528	1,444	4,228
Legal and due diligence costs related to strategic investments	114	—	264	—
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Acquisition accounting impact related to recognizing acquired inventory at fair value	1,527	—	1,527	613
Non-GAAP income tax adjustment	(1,989)	(1,983)	(5,950)	(6,793)
Adjusted net income - Non-GAAP	$14,809	$6,789	$68,928	$20,402

Diluted net income (loss) per share:
GAAP	$(0.02)	$(0.09)	$0.15	$(0.35)
Adjusted, Non-GAAP	$0.13	$0.06	$0.63	$0.19

Weighted-average common shares outstanding - Diluted:
GAAP	108,706	106,289	109,620	105,802
Adjusted, Non-GAAP	111,871	107,977	109,620	107,554

(1) Numerator for calculating net income (loss) per share-GAAP

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) - GAAP	$(2,387)	$(10,392)	$19,819	$(41,015)
Amortization	8,917	10,110	27,538	29,745
Stock-based compensation	6,502	5,187	19,131	23,844
One-time costs related to legal and other matters	1,281	2,490	3,356	4,483
Restructuring and other charges	—	849	1,799	2,716
Acquisition and related integration costs	844	528	1,444	4,228
Legal and due diligence costs related to strategic investments	114	—	264	—
Acquisition accounting impact related to recognizing acquired inventory at fair value	1,527	—	1,527	613
Depreciation	3,781	3,479	10,981	10,203
Interest expense, net of interest income	804	1,856	2,344	5,798
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Income tax (benefit) expense	990	2,080	803	3,772
Adjusted EBITDA - Non-GAAP	$22,373	$16,187	$89,006	$46,968

Adjusted EBITDA margin - Non-GAAP	6.1%	4.7%	8.6%	4.5%